Exhibit 2.1

AGREEMENT OF MERGER

AGREEMENT OF MERGER, dated as of March 13, 2019 (this “Agreement”), between Phathom Pharmaceuticals, Inc., a Delaware corporation (“Phathom”), and YamadaCo IIA, Inc., a Delaware corporation (“YamadaCo”).

WITNESSETH:

WHEREAS, Phathom is a corporation organized and existing under the laws of the State of Delaware, authorized to issue one class of stock, consisting of 10,000,000 shares of Common Stock, par value $0.0001 per share, of which the total number of issued and outstanding shares of Common Stock is 1,559,118 shares;

WHEREAS, YamadaCo is a corporation organized and existing under the laws of the State of Delaware, authorized to issue one class of stock, consisting of 1,000 shares of Common Stock, par value $0.0001 per share, of which the total number of issued and outstanding shares of Common Stock is 1,000 shares;

WHEREAS, Phathom desires to acquire the assets and property, and to assume all of the liabilities and obligations, of YamadaCo by means of a merger of YamadaCo with and into Phathom;

WHEREAS, Section 251 of the Delaware General Corporation Law (the “DGCL”) authorizes the merger of a Delaware corporation with and into a Delaware corporation;

WHEREAS, YamadaCo now desires to merge with and into Phathom (the “Merger”), following which Phathom shall be the surviving corporation;

WHEREAS, the Board of Directors of each of Phathom and YamadaCo has authorized, adopted and approved this Agreement and the consummation of the Merger; and

WHEREAS, all of the stockholders of each of Phathom and YamadaCo have authorized, adopted and approved this Agreement and the consummation of the Merger.

NOW THEREFORE, the parties hereto agree as follows:

ARTICLE I.

THE MERGER

Section 1.01.    The Merger.

(a)    After satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger, as the parties hereto shall determine, YamadaCo shall merge with and into Phathom, upon which Phathom shall be the surviving corporation and shall (i) file a certificate of merger (“Certificate of Merger”) with the Secretary of State of the State of Delaware and (ii) make all other filings or recordings required by the State of Delaware or any other jurisdiction in connection with the Merger. The Merger shall become effective upon the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the “Effective Time”).

(b)    Upon the Effective Time, YamadaCo shall be merged with and into Phathom, whereupon the separate existence of YamadaCo shall cease, and Phathom shall be the surviving entity of the Merger (the “Surviving Corporation”) in accordance with Section 251 of the DGCL.

Section 1.02.    Conversion of YamadaCo Stock; Continuation of Stock of Surviving Corporation.

(a)    Each issued and outstanding share of Common Stock of YamadaCo shall be converted into 1559.1183 shares of Common Stock of the Surviving Corporation as of the Effective Time. All certificates representing shares of Common Stock of YamadaCo outstanding immediately prior to the Effective Time shall upon the Effective Time represent instead the number of shares of Common Stock of the Surviving Corporation as provided above. Notwithstanding the foregoing, any holder of Common Stock may (but shall not be required to) surrender his, her or its stock certificate or certificates to the Surviving Corporation, and upon such surrender the holder may request that the Surviving Corporation issue a certificate for the correct number of shares of Common Stock of the Surviving Corporation to which the holder is entitled under the provisions of this Agreement. No fractional shares of Common Stock shall be issued. Stockholders who would otherwise be entitled to receive fractional shares of Common Stock shall have such fractional shares rounded down to the nearest whole share.

(b)    The issued and outstanding shares of Common Stock of Phathom shall not be converted or exchanged in any manner, and each share of Common Stock of Phathom that is issued and outstanding as of the Effective Time shall continue to represent one (1) issued share of Common Stock of the Surviving Corporation.

ARTICLE II.

THE SURVIVING ENTITY

Section 2.01.    Certificate of Incorporation and Bylaws.

The Certificate of Incorporation and Bylaws of Phathom in effect as of the Effective Time shall continue to be the Certificate of Incorporation and Bylaws of the Surviving Corporation unless and until amended in accordance with their terms and applicable law.

Section 2.02.    Officers.

The individuals serving as officers of Phathom immediately prior to the Effective Time will continue to serve as officers of the Surviving Corporation upon the Effective Time, with such persons having the same title at the Surviving Corporation as such persons had at Phathom.

ARTICLE III.

TRANSFER AND CONVEYANCE OF ASSETS

AND ASSUMPTION OF LIABILITIES

Section 3.01.    Transfer, Conveyance and Assumption.

Upon the Effective Time, Phathom shall continue in existence as the Surviving Corporation, and without further transfer, succeed to and possess all of the rights, privileges and powers of YamadaCo, and all of the assets and property of whatever kind and character of YamadaCo shall vest in Phathom without further act or deed; thereafter Phathom, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of YamadaCo, and any claim or judgment against YamadaCo may be enforced against Phathom, as the Surviving Corporation, in accordance with Section 251 of the DGCL.

Section 3.02.    Further Assurances.

If at any time Phathom shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in Phathom the title to any property or right of YamadaCo, or otherwise carry out the provisions hereof, the proper representatives of YamadaCo, as of the Effective Time, shall from time to time, as and when requested by Phathom, execute and deliver any and all proper deeds, assignments, documents, instruments and assurances and do all things necessary or proper to vest, perfect or convey title to such property or right in the Surviving Corporation, and otherwise to evidence and carry out the Merger and the provisions hereof.

ARTICLE IV.

TERMINATION

Section 4.01.    Termination.

This Agreement may be terminated and the proposed Merger may be abandoned at any time prior to the Effective Time.

Section 4.02.    Effect of Termination.

If this Agreement is terminated pursuant to Section 4.01, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

ARTICLE V.

MISCELLANEOUS

Section 5.01.    Amendment; Waiver.

Any provision of this Agreement may, subject to applicable law, be amended or waived prior to the Effective Time by an amendment or waiver signed by duly authorized representatives of the parties hereto.

Section 5.02.    Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other party hereto.

Section 5.03.    Reorganization.

For U.S. federal income tax purposes, the parties to this Agreement intend that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue

Code of 1986, as amended (the “Code”), and this Agreement will constitute a “plan of reorganization” within the meaning of United States Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code.

Section 5.04.    Governing Law.

This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Section 5.05.    Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when signed by each of the parties hereto.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representatives as of the day and year first above written.

Phathom Pharmaceuticals, Inc.

By:	/s/ David Socks
Name: David Socks
Title: Chief Executive Officer

YamadaCo IIA, Inc.

By:	/s/ Tadataka Yamada
Name: Tadataka Yamada
Title: Chief Executive Officer